United States securities and exchange commission logo





                          September 7, 2023

       Walter Michalec
       Chief Financial Officer
       PIONEER POWER SOLUTIONS, INC.
       400 Kelby Street, 12th Floor
       Fort Lee, New Jersey 07024

                                                        Re: PIONEER POWER
SOLUTIONS, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed August 30,
2023
                                                            File No. 333-274266

       Dear Walter Michalec:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing